Exhibit 99.1

For further information, contact: Media Liz Mefford Rpr Marketing Communications (212) 317-1462 Liz.Mefford@rprmc.com	Investors Kim Golodetz LHA (212) 838-3777 KGolodetz@lhai.com

ADDITIONAL ROLLOUT OF NO!NO!™ HAIR BY MAJOR RETAILER FOLLOWS SUCCESSFUL PILOT LAUNCH

ORANGEBURG, N.Y. (February 7, 2013) – PhotoMedex, Inc. (NasdaqGS and TASE: PHMD) announces the expansion of in-store availability of its flagship product, no!no! Hair, which is now available for sale at approximately 950 Bed Bath & Beyond stores nationwide.  The decision to expand the number of Bed Bath & Beyond stores was made following an initial pilot launch that was conducted in just under 100 stores over the last several months.

“We are pleased to have our flagship product in virtually all Bed Bath & Beyond stores and to be associated with the quality reputation it commands in the retail market. The limited introductory launch with no!no! Hair Plus in their stores performed quite well and we look forward to making the next phase of this rollout even more successful,” said Dr. Dolev Rafaeli, CEO of PhotoMedex and President and CEO of Radiancy Inc.

Bed Bath & Beyond retails no!no! Hair Plus for $259.95 (comprable to the UK selling price of 175 GBP) and is offered in sizzling red and bolting blue.

The expansion with Bed Bath & Beyond adds to the Company’s rapidly growing global retail footprint.  Fully 3,000 multi-tiered retail doors in the Japanese market, more than 800 doors in Argentina and the UK market’s success in expanding from major department stores like Selfridges, Harrods and John Lewis, to 240 Boots stores in 2009 with no!no! Hair Plus and no!no! Skin helped pave the way for a 2012 third quarter expansion to Argos’ 600 doors with no!no! Hair Plus, no!no! Hair Classic and no!no! Skin.

ABOUT no!no!
no!no! products adapt professional technology for home use by consumers. Beginning with the no!no! hair removal system, using revolutionary Thermicon™ technology no!no! delivers professional, pain-free hair removal that's safe for all skin types and hair colors.  The no!no! family has grown to include no!no! Skin for acne clearance and no!no! Smooth, a unique skincare line with Capislow™ that slows the rate of hair growth.

Radiancy, Inc., a subsidiary of PhotoMedex and a global leader for medical and aesthetic light-based systems, created no!no! Hair to answer the ever-growing demand for professional, pain-free long-lasting hair removal that can be performed in the comfort and convenience of the home. This revolutionary product innovation offers a solution to unwanted hair of all types and colors by instantly removing hair and reducing the rate of hair regrowth with no pain, no mess and no chemicals.  Based on the patented and exclusive Thermicon technology, no!no! uses heat to remove hair and get long-lasting results over time, making it universally safe and effective for everyone.

ABOUT Radiancy, Inc.
Radiancy, Inc. is a leader in the medical and aesthetic skin care market. The company’s core belief that everyone is entitled to quality skin care has driven them to redefine expectations in order to deliver smart skin solutions to the widest possible range of professionals and consumers.

Radiancy opened its doors in 1998 with an idea and a vision – to make quality light-based skin care available to everyone. Within a few years, Radiancy revolutionized phototherapy with the introduction of Light Heat & Energy (LHE) technology, with their premier system, SpaTouch, offering a safer, more efficient photoepilation process.  By 2002 Radiancy had captured an unprecedented 37% market share and took its place as a global leader for medical and aesthetic light-based systems.  Radiancy then adapted LHE to develop a line of LHE MicroPhototherapy products. Radiancy is also the home of the no!no! family of products.

ABOUT PhotoMedex
PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no! brand for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

Safe Harbor
Investors are cautioned that statements in this press release constitute forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in PhotoMedex’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2011, available on the SEC’s web site at www.sec.gov.